  Exhibit 99.1

Contact:
Denise T. Powell
Sr. Director, Corporate Communications
Threshold Pharmaceuticals, Inc.
650-474-8206
dpowell@thresholdpharm.com

THRESHOLD ANNOUNCES UNEXPECTED DEATH OF ITS CHIEF MEDICAL OFFICER

REDWOOD CITY, CA – April 21, 2011 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced the death of John G. Curd, M.D., president and chief medical officer. Dr. Curd died suddenly and unexpectedly of apparent natural causes on April 20.

“We are very much in shock and grief by this sudden loss of our colleague and friend, and our immediate thoughts go out to John’s family,” said Barry Selick, Threshold’s chief executive officer. “We will provide a more thorough press release in the coming days that does justice to John’s tremendous contributions to Threshold and the biotech community. We will at that time also provide an update on how the company will manage through this loss."

Threshold does not expect Dr. Curd’s passing will have an impact on its ongoing or planned clinical trials.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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1300 Seaport Boulevard, Suite 500, Redwood City, CA 94063 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com